NAKED BRAND GROUP INC.
2 – 34346 Manufacturers Way
Abbotsford, BC V2S 7M1

NAKED BRAND GROUP INC. ANNOUNCES CLOSING OF A LOAN

Vancouver, BC, November 19, 2013 – Naked Brand Group Inc. (the “Company”) (OTCBB: NAKD) is pleased to announce that, pursuant to the terms of an Agency and Interlender Agreement dated November 14, 2013 with Kalamalka Partners Ltd. (“Kalamalka”), and two lenders (collectively, the “Lenders”), the Company agreed to borrow up to $300,000 (the “Loan”). In connection with the closing of the Agency Agreement, the Company issued: (i) two convertible promissory notes (collectively, the “Notes”) in the aggregate principal amount of $100,000 and (ii) an aggregate of 125,000 share purchase warrants (each, a “Lender Warrant”) to the Lenders. Each Lender Warrant is exercisable into one Share at a price of $0.10 per Share until November 14, 2016.

Each Note is due on January 31, 2014 (the “Due Date”) and bears interest at the rate of 12% per annum, calculated daily and payable on the Due Date. The principal amount outstanding under any Note, and all accrued but unpaid interest thereon, may be converted into shares of common stock of the Company (each, a “Share”) at a price of $0.25 per Share at any time at the option of the respective Lender. Repayment of the Notes is secured by general security agreements made by the Company and its subsidiary in favour of Kalamalka, as agent for the Lenders.

As consideration for facilitating the Loan, the Company issued an aggregate of 125,000 warrants (the “Kalamalka Warrant”) to Kalamalka, with each Kalamalka Warrant exercisable into Shares at a price of $0.10 per Share until November 14, 2016.

None of the Notes, Warrants or Kalamalka Warrants (collectively, the “Securities”) have been registered under the United States Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state in the United States, and were issued in reliance upon exemptions from registration under the Act. None of the Securities may be offered or sold in the United States absent registration under the Act or pursuant to an available exemption from such registration requirements. The Securities are also subject to hold periods under applicable Canadian securities laws.

On behalf of the Board of Directors of

NAKED BRAND GROUP INC.

“Joel Primus”
Joel Primus
President, Chief Executive Officer and Director
Telephone: (877) 592-4767
Fax: (877) 366-4767